Exhibit 99.1
DENBURY COMMENCES OFFER FOR 8¼% SENIOR SUBORDINATED NOTES DUE 2020

PLANO, TX – April 16, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that it has commenced a cash tender offer to purchase any and all of its outstanding $996,273,000 aggregate principal amount of 8¼% senior subordinated notes due 2020 (the "Notes"), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated the date hereof (as it may be amended or supplemented from time to time, the "Statement"), and in the related Letter of Transmittal and Consent (as it may be amended or supplemented from time to time, the "Letter of Transmittal"). The tender offer is referred to herein as the "Offer." The Statement and Letter of Transmittal are referred to herein collectively as the "Offer Documents."

In conjunction with the Offer, and on the terms and subject to the conditions set forth in the Offer Documents, the Company is soliciting (the "Consent Solicitation") consents ("Consents") of holders of the Notes to, among other things, eliminate most of the restrictive covenants and certain events of default contained in the indenture governing the Notes. Holders that tender their Notes in the Offer will be considered to have validly delivered their Consents to the proposed amendments to the indenture governing the Notes.

The consent payment deadline is 5:00 p.m., New York City time, on April 29, 2014 (such time and date, as it may be extended, the "Consent Payment Deadline"), and the tender offer will expire at 11:59 p.m., New York City time, on May 13, 2014 (such time and date, as it may be extended, the "Expiration Time"), in each case unless earlier terminated by the Company. Notes tendered may be withdrawn and the related Consents revoked at any time at or before 5:00 p.m., New York City time, on April 29, 2014 (such time and date, as it may be extended, the Withdrawal Deadline) but not thereafter.

The total consideration for each $1,000 principal amount of Notes purchased pursuant to the Offer will be $1,101.58. The total consideration for the Notes includes a consent payment of $30 per $1,000 principal amount of the Notes payable only in respect of Notes tendered with Consents at or before the Consent Payment Deadline. Holders validly tendering Notes after the Consent Payment Deadline but at or before the Expiration Time will be eligible to receive only the tender offer consideration of $1,071.58 per $1,000 principal amount of the Notes. In addition, holders whose Notes are purchased in the tender offer will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the applicable payment date for the Notes. Tenders of Notes will be accepted only in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.

The Company's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company's discretion, of certain conditions, which are more fully described in the Statement, including, among others, the Company's receipt of Consents from the holders of at least a majority in principal amount of the outstanding Notes to the proposed amendments and the Company's receipt of aggregate proceeds (before underwriters' discounts, fees and other offer expenses) of at least $1.1 billion from an offering of new senior subordinated notes, on terms satisfactory to the Company. The complete terms and conditions of the Offer and the Consent Solicitation are set forth in the Offer Documents, which are being sent to the holders of Notes. Holders of Notes are urged to read the Offer Documents carefully.

The Company reserves the right, at any time following the Consent Payment Deadline but prior to the Expiration Time (the Early Acceptance Date), to accept for purchase all Notes validly tendered and not validly withdrawn before the Early Acceptance Date. If Denbury elects to exercise this option, Denbury will pay the Total Consideration for the Notes accepted for purchase promptly following the acceptance of such Notes (the date of such payment being the Early Payment Date). Denbury expects that the Early Payment Date will be April 30, 2014, subject to the satisfaction or waiver of all the conditions of the Offer and the Consent Solicitation.

Denbury has retained Wells Fargo Securities to serve as the Dealer Manager and Solicitation Agent in connection with the Offer and the Consent Solicitation. Any questions regarding the terms of the Offer and the Consent Solicitation may be directed to Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Any questions regarding procedures for tendering Notes and delivering Consents or any request for additional copies of the Offer Documents should be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 (toll free), (212) 929-5500 (collect), or tenderoffer@mackenziepartners.com.

The Offer and the Consent Solicitation are being made solely by means of the Offer Documents. Under no circumstances shall this news release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or of any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This news release also is not a solicitation of Consents to the proposed amendments to the indenture and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes or give their Consents.

Denbury is a growing, dividend-paying, domestic oil and natural gas company. The Company’s primary focus is on enhanced oil recovery utilizing carbon dioxide, and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations.

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This news release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including risks and uncertainties detailed in Denbury's filings with the Securities and Exchange Commission, including Denbury's most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and Denbury's future performance are both subject to a wide range of business risks, and there is no assurance that Denbury’s goals and performance objectives can or will be realized. Actual results may vary materially. In addition, any forward-looking statements represent Denbury’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028

INFORMATION AGENT CONTACT:
MacKenzie Partners, Inc.
Jeanne Carr, 212-929-5500
Toll Free: 800-322-2885
tenderoffer@mackenziepartners.com